UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 7, 2007

OPEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

514 Via De La Valle, Suite 200
Solana Beach, California 92075

(Address of principal executive offices, including zip code)

(858) 794-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Note and Warrant Financing

On December 7, 2007, Open Energy Corporation (“Open Energy,” “we” or “us”) entered into an amendment (the “Amendment”) of that certain Securities Purchase Agreement, dated as of September 19, 2007 (as amended, the “Agreement”) between us and an accredited investor, pursuant to which Amendment, among other things, we completed a private placement (the “Transaction”) with certain additional accredited investors (the “Investors”).  In the Transaction, we issued (i) convertible notes (the “Notes”) in the aggregate principal amount of $1,000,000 and (ii) warrants (the “Warrants”) to acquire up to 2,000,000 shares of our common stock, par value $0.001 per share (the “Common Stock”) for a purchase price of $1,000,000.

The maturity date on the Notes is three years from December 7, 2007, which may be extended at the option of the Investors if (i) a trigger event (as defined in the Notes) has occurred and is continuing on the maturity date, and (ii) through the date that is ten business days after the consummation of a change of control in the event that a change of control is publicly announced. We do not have the right to prepay the Notes in whole or in part without penalty prior to the maturity date.

The Notes will accrue interest at a rate of 6% per annum, with accrued interest due and payable quarterly in arrears on each January 1, April 1, July 1 and October 1 beginning on the first such date after December 7, 2007. The Notes will be convertible into Common Stock (the “Conversion Shares”) at an initial price of $0.50 per share, which is subject to adjustment.  The Notes are subject to antidilution provisions.

If a trigger event occurs with respect to the Notes, the Investors may require Open Energy to redeem all or any portion of the Notes.

The Warrants are exercisable for up to 2,000,000 shares of Common Stock at an exercise price of $0.506 per share, subject to adjustment.  The Warrants are subject to antidilution provisions.

The description set forth above of the terms of the Amendment and forms of the Notes and the Warrants (collectively, the “Transaction Documents”) is qualified in its entirety by reference to the Transaction Documents, all of which are incorporated into this report by reference. A copy of the Amendment is filed as an exhibit to this report, and the forms of the Notes and the Warrants are substantially similar to the forms of such securities filed as exhibits to our Current Report on Form 8-K filed on September 25, 2007.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated herein by reference.

Pursuant to the Transaction, the terms of which are described under Item 1.01, on December 7, 2007, Open Energy issued and sold to the Investors the Notes in the aggregate original principal amount of $1,000,000.  The net proceeds from the Transaction, of $913,533, are expected to be used for the repayment of debt and general corporate and working capital purposes.

Item 3.02.    Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

See Item 1.01 with respect to the equity securities issued in connection with the Transaction Documents.  In connection with the Transaction, we paid approximately $86,437 in placement agent fees and expenses and agreed to issue warrants to acquire 80,000 shares of Common Stock to our placement agents. The terms of such warrants are substantially similar to the terms of the Warrants described above under Item 1.01.

The issuance of the equity securities were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  None of the Notes, Warrants or shares of Common Stock which may be issued upon the conversion of the Notes or upon exercise of the Warrants may be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. An appropriate legend will be placed on the shares of Common Stock issued upon any conversion of the Notes or upon any exercise of the Warrants, unless registered under the Securities Act prior to issuance.

Item 3.03.    Material Modification to Rights of Security Holders.

The information contained in Item 1.01 is incorporated herein by reference.

Pursuant to the Transaction Documents, the terms of which are described under Item 1.01, Open Energy may not declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Investors.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

4.1	Amendment dated December 7, 2007 to Securities Purchase Agreement, dated September 19, 2007, by and between Open Energy Corporation and the Investors listed on the Schedule of Buyers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY
CORPORATION

	By:	/s/ John E. Hart
John E. Hart
General Counsel

Date: December 13, 2007